Exhibit 99.2
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.WM.com
WMI #05-19
Waste Management Announces Plan to Increase Quarterly Dividend Payments by 10%
Quarterly Dividend Payment of $0.22 Expected to Begin in First Quarter 2006
HOUSTON — October 27, 2005 — Waste Management, Inc. (NYSE: WMI) today announced that its Board of Directors approved a 10% increase in its quarterly dividend program, raising the amount to $0.22 per share compared to the $0.20 per share paid in 2005. Beginning in the first quarter of 2006, the Company expects to increase its quarterly dividends to a total of $0.88 per share per year, which would be an increase of $0.08 per share per year compared to the dividends declared in 2005. Future quarterly dividends must first be declared by its Board of Directors prior to payment.
“This company is first and foremost a strong and consistent generator of cash flow from operations,” said David P. Steiner, Chief Executive Officer of Waste Management, Inc. “The Board of Directors and management continue to believe that one of our most important duties is to return free cash flow to our shareholders. Based on the current share count, this equates to approximately $485 million in dividend payments on an annual basis beginning in 2006. At the current share price of about $27.55, this dividend produces a yield of 3.2%, which is in the top 25% of the dividend paying companies within the S&P 500.”
Steiner continued, “The higher dividend payment remains one of the cornerstones of our capital allocation program, through which the Board of Directors has authorized management to return up to $1.2 billion annually to shareholders in cash dividends and common stock repurchases. This authorization was approved for 2005 through 2007.”
The Company noted that it intends to announce in December the record and payment dates for the first payment of the 2006 $0.22 per share quarterly dividend, with the expectation that the first payment of the higher dividend will occur in March of 2006.
Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.
Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2005 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:
•	the effects competition may have on our profitability or cash flows, including the negative impact our price increases may have on volumes or the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or fixed cost base increases;

•	our inability to attract or retain qualified personnel, including licensed commercial drivers and truck maintenance professionals, due to any number of factors including qualified workforce shortages;

•	increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the impact that inflation and resulting higher interest rates may have on the economy, such as decreases in volumes of waste generated and increases in financing and operating costs;

•	the possible inability of our insurers to meet their obligations, which may cause increased expenses;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather or natural disasters on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations;

•	our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the reduction or elimination of our dividend or share repurchase program or the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems in connection with the implementation and deployment of new information technology systems;

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations; and

•	our ability to sell under-performing assets or other assets identified for divestiture and upon such sale to realize the full carrying value of such assets.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
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